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                                                           December 18, 2001




L-3 Communications Holdings, Inc.
600 Third Avenue
New York, New York 10016

Ladies and Gentlemen:

                  We have acted as counsel to L-3 Communications Holdings, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Registration Statement on Form S-3 dated December 18, 2001 under the
Securities Act of 1933, as amended, (the "Registration Statement") with respect to the registration of $420,000,000 aggregate principal amount of Senior Subordinated Convertible Contingent Debt Securities (the "CODES") issued under the Indenture, dated as of October 24, 2001 (the "Indenture"), between the Company and L-3 Communications Corporation, Hygienetics Environmental Services, Inc., L-3 Communications ILEX Systems, Inc., L-3 Communications Aydin Corporation, MPRI, Inc., L-3 Communications SPD Technologies, Inc., SPD Holdings, Inc., SPD Electrical Systems, Inc., SPD Switchgear, Inc., Pac Ord, Inc., Henschel, Inc., Power Paragon, Inc., L-3 Communications ESSCO, Inc., Electrodynamics, Inc., Interstate Electronics Corporation, Southern California Microwave Inc., L-3 Communications Storm Control Systems, Inc., L-3 Communications DBS Microwave, Inc.,


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and Microdyne Corporation, as guarantors (the "Guarantors") and The Bank of
New York, as trustee.

                  In delivering this opinion letter, we have reviewed and relied upon: (i) the Registration Statement; (ii) the Indenture; and (iii) forms of the CODES. We have also examined and relied upon originals, or duplicates or certified or conformed copies, of such records of the Company and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

                  Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the statements set forth in the Registration Statement under the caption "Certain United States Federal Income Tax Considerations," insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

                  Our opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

                  We express no opinion with respect to the transactions referred to herein or in the Registration Statement other than as expressly set forth herein. Moreover, we note that there is







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no authority directly on point dealing with securities such as CODES and that our opinion is not binding on the Internal Revenue Service or courts, any of which could take a contrary position.

                  We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal tax law of the United States.

                  We hereby consent to the use of our name in the Registration Statement under the captions "Certain United States Federal Income Tax Considerations" and "Legal Matters".
                                                     Very truly yours,



                                                     SIMPSON THACHER & BARTLETT